UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    November 22, 2011

Stoneridge, Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-13337	34-1598949
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9400 East Market Street
Warren, Ohio		44484
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (330) 856-2443

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement

On November 22, 2011, Stoneridge, Inc. (the “Company”), Marcos Ferretti (“Ferretti”), a Brazilian citizen, Adriana Campos De Cerqueira Leite (“Adriana Leite”), a Brazilian citizen (Ferretti and Adriana Leite, the “Sellers”), Alphabet do Brasil Ltda., a Brazilian limited company wholly-owned by the Company (“Alphabet”), PST Eletronica S.A., a Brazilian sociedade anônima (a joint stock company) (“PST”), and Sergio De Cerqueira Leite, a Brazilian citizen (“Leite”), entered into an Agreement for the Purchase and Sale of Shares of PST (the “PST Purchase Agreement”).

PST, currently owned 50% by the Company, is a Brazil-based electronic system provider focused on security, infotainment and accessories primarily for the automotive and motorcycle markets.  Pursuant to the PST Purchase Agreement, at closing, which is subject to regulatory approvals and other customary closing conditions, the Company (together with its wholly-owned subsidiary, Alphabet) will acquire from the Sellers an additional 24% equity ownership of PST bringing the Company’s equity ownership in PST to 74%.  In exchange the Company has agreed to pay the Sellers $29,668,961 USD and issue in a private placement to the Sellers or their permitted nominees 1,940,413 Company common shares.

The PST Purchase Agreement contains customary representations, warranties and covenants.  In addition, the agreement includes indemnification obligations for a period of two years following the closing subject to limited exceptions which extend the Sellers and Leite’s indemnity obligations for certain representations and warranties to longer time periods and indefinitely for certain other limited representations.  Subject to certain limited exceptions, the Sellers and Leite’s indemnity obligations are subject to a basket and cap (approximately 20% of the consideration received) and are limited to a percent of the loss equal to the percent of PST equity transferred pursuant to the PST Purchase Agreement.  The Company’s indemnity obligations are also subject to a basket and a cap (approximately $8.5 million USD).

Ferretti and Leite have agreed to certain customary non-competition covenants (Ferretti two years, Leite three years) and Leite has agreed to serve as an administrator of record of PST with the title of director and actively participate in the management of PST on a full-time basis for a period of three years.

The closing of the PST Purchase Agreement is expected to occur in two tranches with the first occurring on or before December 30, 2011 and the second occurring in early January 2012.  The PST Purchase Agreement may be terminated (a) by mutual written consent of parties, (b) by the Company or the Sellers upon written notice to the other if at least one Closing has not been consummated by December 30, 2011; provided that the right to terminate the agreement is not available to any party whose breach of any provision of the agreement has been the cause of, or resulted in, the failure of the closing to be consummated, (c) by the Sellers if the Company has breached or failed to perform any of its covenants or other agreements contained in the agreement, or (d) the Company if the Sellers have breached or failed to perform any of their covenants or other agreements contained in the agreement.  In the case of a termination pursuant to either clause (c) or (d), above, a termination fee of $2 million may be payable by the defaulting party.

ITEM 9.01   Financial Statements and Exhibits

On November 29, 2011, the Company issued a press release announcing the entry into the PST Purchase Agreement described in Item 1.01, above.   A copy of the press release is attached as Exhibit 99.1.  Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed to be incorporated by reference into any filing made under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: November 29, 2011	/s/ George E. Strickler
George E. Strickler, Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit Index

Exhibit No	Description

99.1	Press Release Dated November 29, 2011 announcing the signing of the PST Purchase Agreement